Exhibit 4.40

AMENDED AND RESTATED

EQUITY OPTION AGREEMENT

This Amended and Restated Equity Option Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated December 4, 2013, by and between the following parties:

(1)                                 PARTY A: Beijing Wole Technology Co., Ltd. (“Wole”)

Registered Address: Suit 209, Building 18, Avenue 17, Middle of Jiuxianqiao Road, Chaoyang District, Beijing, PRC

Legal Representative: Zhou Juan

and

(2)                                 PARTY B: Liu Jian (the “Grantor”)

PRC Identification Card No: 310102197211124453

Residential Address: Suit 1504, No. 2, Lane 138, Nandan Road, Xuhui District, Shanghai, PRC

(individually, a “Party” and collectively, the “Parties”)

WHEREAS:

A.                                    Wole is a wholly foreign-owned enterprise, duly established and registered in Beijing under the laws of the PRC.

B.                                    The Grantor currently holds 80% of the registered capital of Guangzhou Qianjun Technology Co. Ltd. (“Qianjun”), a limited liability company, with a registered capital of RMB 16,000,000 (the “Equity Interests”).

C.                                    The Grantor entered into an Amended and Restated Loan Agreement on December 4, 2013 (the “Loan Agreement”), pursuant to which Wole extended a loan in the amount of RMB 16,000,000 to the Grantor (the “Loan”).

D.                                    The Grantor has agreed to grant exclusively to Wole an option to acquire the Equity Interest that has been registered in his name, subject to the terms and conditions set forth below. The Grantor entered into one Exclusive Right to Purchase Agreement (独家购买权协议) with Wole with respect to the grant of the option to acquire Equity Interest to Wole before the date of this Agreement (the “Previous Option Agreement”). The Grantor and Wole believe it is in the best interest of both parties to amend and restate the Previous Option Agreements.

THEREFORE, through friendly negotiation in the principle of equality and common interest, the Parties agree as follows:

SECTION 1: GRANT OF THE OPTION

1.1                               Grant of Option

The Grantor hereby grants to Wole an option (the “Option”) to acquire all or portion of his Equity Interest at the price equivalent to the lowest price then permitted by PRC laws, and Wole shall make payment of such price by cancelling all or a same portion of the Loan. The

Option shall become vested as of the date of this Agreement.

1.2                               Term

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Wole directly or through its designated representative (individual or legal person); or (2) the unilateral termination by Wole (at its sole and absolute discretion), by giving 30 days prior written notice to the Grantor of its intention to terminate this Agreement.

1.3                               Consideration of Option

The Grantor acknowledges that Wole’s provision of the Loan to the Grantor is deemed to be the consideration for the grant of the Option, the sufficiency and payment of which have been acknowledged and recognized.

1.4                               EFFECTIVE DATE

This Agreement shall be effective upon its being signed by the parties hereunder (the “Effective Date”).

SECTION 2: EXERCISE OF THE OPTION AND ITS CLOSING

2.1                               Timing of Exercise

2.1.1                     The Grantor agrees that Wole in its sole discretion may at any time, and from time to time after the date hereof, exercise the Option granted by the Grantor, in whole or in part, to acquire all or any portion of his Equity Interest.

2.1.2                     For the avoidance of doubt, the Grantor hereby agrees that Wole shall be entitled to exercise the Option granted by the Grantor for an unlimited number of times, until all of his Equity Interest have been acquired by Wole.

2.1.3                     The Grantor agrees that Wole may designate in its sole discretion any third party to exercise the Option granted by the Grantor on its behalf, in which case Wole shall provide written notice to the Grantor at the time the Option granted by the Grantor is exercised.

2.2                               Transfer

The Grantor agrees that the Option grant by him shall be freely transferable, in whole or in part, by Wole to any third party, and that, upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Wole hereunder.

2.3                               Notice Requirement

2.3.1                     To exercise an Option, Wole shall send a written notice to the Grantor, and such Option is to be exercised by no later than ten (10) days prior to each Closing Date (as defined below), specifying therein:

2.3.1.1                       the date of the effective closing of such acquisition (a “Closing Date”);

2.3.1.2                       the name of the person in which the Equity Interests shall be registered;

2.3.1.3                       the amount of Equity Interest to be acquired from the Grantor;

2.3.1.4                       the type of payment; and

2.3.1.5                       a letter of authorization, where a third party has been designated to exercise the Option.

2.3.2                     For the avoidance of doubt, it is expressly agreed among the parties that Wole shall have the right to exercise the Option and elect to register the Equity Interest in the name of another person as it may designate from time to time.

2.4                               Closing

On each Closing Date, Wole shall make payment by cancelling all or a portion of the Loan payable by the Grantor to Wole, in the same proportion that Wole or its designated party acquires the Equity Interest held by the Grantor.

SECTION 3: COMPLETION

3.1                               Capital Contribution Transfer Agreement

Concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Wole, the Grantor shall execute and deliver one or more capital contribution transfer agreements, each in the form and content substantially satisfactory to Wole (each a “Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Wole or its designated party of all or any part of the Equity Interest upon an exercise of the Option by Wole (the “Ancillary Documents”). Each Transfer Agreement and the Ancillary Documents are to be kept in Wole’s possession.

The Grantor hereby agrees and authorizes Wole to complete, execute and submit to the relevant company registrar any and all Transfer Agreements and the Ancillary Documents to give effect to the transfer of all or any part of the Equity Interest upon an exercise of the Option by Wole at its sole discretion where necessary and in accordance with this Agreement.

3.2                               Board Resolution

Notwithstanding Section 3.1 above, concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Wole, the Grantor shall execute and deliver one or more resolutions of the board of directors and/or shareholders of Qianjun, approving the following:

3.2.1                     The transfer by the Grantor of all or part of the Equity Interest held by the Grantor to Wole or its designated party; and

3.2.2                     any other matters as Wole may reasonably request.

Each Resolution is to be kept in Wole’s possession.

SECTION 4: REPRESENTATIONS AND WARRANTIES

4.1                                    Representations and Warranties

The Grantor represents and warrants to Wole that:

4.1.1                     he has the full power and authority to enter into, and perform under, this Agreement;

4.1.2                     his signing of this Agreement or fulfilling of any of his obligations hereunder does not violate any laws, regulations and contracts to which he is bound, or require any government authorization or approval;

4.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on his knowledge, shall materially and adversely affect this Agreement and the performance thereof;

4.1.4                     he has disclosed to Wole all documents issued by any government department that might cause a material adverse effect on the performance of his obligations under this Agreement;

4.1.5                     he has not been declared bankrupt by a court of competent jurisdiction;

4.1.6                     save as disclosed to Wole, his Equity Interest is free and clear from all liens, encumbrances and third party rights;

4.1.7                     he will not transfer, donate, pledge, or otherwise dispose of his Equity Interest in any way unless otherwise agreed by Wole;

4.1.8                     the Option granted to Wole by him shall be exclusive, and he shall in no event grant the Option or any similar rights to a third party by any means whatsoever; and

4.1.9                     the Grantor further represents and warrants to Wole that he owns 80% of the Equity Interest of Qianjun. The Parties hereby agree that the representations and warranties set forth in Sections 4 (except for Section 4.1.9) shall be deemed to be repeated as of each Closing Date as if such representation and warranty were made on and as of such Closing Date.

4.2                                    Covenants and Undertakings

The Grantor covenants and undertakes that:

4.2.1                     he will complete all such formalities as are necessary to make Wole or its designated party a proper and registered shareholder of Qianjun. Such formalities include, but are not limited to, assisting Wole with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Transfer Agreement(s) to the relevant administration for industry and commerce for the purpose of amending the articles of association, changing the shareholder register and undertaking any other changes;

4.2.2                     he will, upon request by Wole, establish a domestic entity to hold the interests in Qianjun as a Chinese joint venture partner in case Qianjun is restructured into a foreign-invested telecommunication enterprise; and

4.2.3                     he will not amend the articles of association, increase or decrease the registered capital, sell, transfer, mortgage, create or allow any encumbrance or otherwise dispose of the assets, business, revenues or other beneficial interests, incur or assume any indebtedness, or enter into any material contracts, except in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract).

SECTION 5: TAXES

Any taxes and duties that might arise from the execution and performance of this Agreement, including any taxes and expenses incurred by and applicable to the Grantor as a result of the exercise of the Option by Wole or its designated party, or the acquisition of the Equity Interest from the Grantor, will be borne by Wole.

SECTION 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                               Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2                               Friendly Consultation

If a dispute arises in connection with the interpretation or performance of this Agreement, the Parties shall attempt to resolve such dispute through friendly consultations between them or mediation by a neutral third party.

If the dispute cannot be resolved in the aforesaid manner within thirty (30) days after the commencement of such discussions, either Party may submit the dispute to arbitration.

6.3                               Arbitration

Any dispute arising in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties. This article shall not be affected by the termination or elimination of this Agreement.

6.4                               Matters not in Dispute

In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

SECTION 7: CONFIDENTIALITY

7.1                               Confidential Information

The contents of this Agreement and the annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the purpose described in Section 2.2 and by prior written agreement among the parties). Each Party’s obligations under this clause shall survive after the termination of this Agreement.

7.2                               Exceptions

If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any party shall not be deemed a violation of Section 7.1 above.

SECTION 8: MISCELLANEOUS

8.1                               Entire Agreement

8.1.1                     This Agreement constitutes the entire agreement and understanding among the parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement amends and restates all Previous Option Agreement. In the event of any discrepancy between this Agreement and any Previous Option Agreement, this Agreement shall prevail to the extent of the discrepant provisions. This Agreement shall only be amended by a written instrument signed by all the parties.

8.1.2                     The appendices attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.2                               Notices

8.2.1                     Unless otherwise designated by the other Party, any notices or other correspondences among the parties in connection with the performance of this Agreement shall be delivered in person, by express mail,  e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Beijing Wole Technology Co., Ltd. (“Wole”)
Address:	32/F, Tower A, Eagle Run Plaza, No. 26 Xiaoyun Road, Chaoyang District, Beijing, PRC
Fax:	+86-10-84580589-6358
Tel:	+86-10-84580589
Addressee:	Zhou Juan

Liu Jian
Address:	23/F, JingAn Centre, No. 8 North 3rd Ring Road East, Chaoyang District, Beijing, PRC
Fax:	+86-10-51085666
Tel:	+86-10-84481818
Addressee:	Liu Jian

8.2.2                     Notices and correspondences shall be deemed to have been effectively delivered:

8.2.2.1                       at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

8.2.2.2                       on the date that the receiving Party signs for the document, if delivered in person (including express mail);

8.2.2.3                       on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

8.2.2.4                       on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

8.3                               Binding Effect

This Agreement, upon being signed by the parties or their duly authorized representatives, shall be binding on the parties and their successors and assigns.

8.4                               Language and Counterparts

This Agreement shall be executed in two (2) originals in English, with one (1) original for each party.

8.5                               Days and Business Day

A reference to a day herein is to a calendar day. A reference to a business day herein is to a day on which commercial banks are open for business in the PRC.

8.6                               Headings

The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

8.7                               Singular and Plural

Where appropriate, the plural includes the singular and vice versa.

8.8                                    Unspecified Matter

Any matter not specified in this Agreement shall be handled through mutual discussions among the parties and stipulated in separate documents with binding legal effect, or resolved in accordance with PRC laws.

8.9                               Survival of Representations, Warranties, Covenants and Obligations

The respective representations, warranties, covenants and obligations of the parties, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any party, and shall survive the transfer and payment for the Equity Interest.

This Agreement has been signed by the parties or their duly authorized representatives on the date first specified above.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

Beijing Wole Technology Co., Ltd.

(Company Seal)

/seal/

By:	/s/ Zhou Juan
Authorized Representative: Zhou Juan

GRANTOR: Liu Jian

By:	/s/ Liu Jian